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                                                                  Exhibit (a)(4)

                          Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock
                 (Including the Associated Rights to Purchase
                                 Common Stock)
                                      of
                                 FARR COMPANY
                                      at
                             $17.45 Net Per Share
                                      by
                            RATOS ACQUISITION CORP.
                         a Wholly Owned Subsidiary of
                         FORVALTNINGS AB RATOS (publ.)

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
           CITY TIME, ON MAY 1, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                  April 4, 2000

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been engaged by Ratos Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Forvaltnings AB Ratos (publ.), a Swedish corporation ("Ratos"), to act as Information Agent in connection with Purchaser's offer to purchase all the outstanding shares of common stock, par value $0.10 per share (the "Common Stock"), including the associated rights to purchase Common Stock (the "Rights" and, together with the Common Stock, the "Shares"), of Farr Company, a Delaware corporation (the "Company"), at $17.45 per Share, net to the seller in cash (the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase, dated April 4, 2000, and the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase and any amendments or supplements thereto, the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

   Enclosed herewith are the following documents:

  1. Offer to Purchase, dated April 4, 2000;

  2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

  3. Form of letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  4. Letter to the stockholders of the Company from both the Chairman, and the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

  5. Notice of Guaranteed Delivery;

  6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7. Return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Depositary.
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THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER AND (2) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 13 OF THE OFFER TO PURCHASE.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on May 1, 2000 unless the Offer is extended.

The Board of Directors of the Company has unanimously determined that each of the Merger Agreement (as defined below), the Offer and the Merger (as defined below) is fair to and in the best interests of the Company's stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) and unanimously recommends that the Company's stockholders accept the Offer, tender their shares to Purchaser and approve and adopt the Merger Agreement and the Merger.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 26, 2000 (the "Merger Agreement"), among the Company, Ratos and Purchaser, pursuant to which, following the completion of the Offer, Purchaser will be merged with and into the Company (the "Merger") and each issued and outstanding Share (other than Shares owned by the Company in treasury or by any subsidiary of the Company, owned by Ratos or Purchaser or any other subsidiary of Ratos, or Shares, if any, that are held by stockholders who properly exercise dissenters' rights pursuant to Section 262 of the Delaware General Corporation Law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $17.45 or any different amount per Share paid pursuant to the Offer. As a result of the Merger, the Company will become a wholly owned subsidiary of Ratos.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (i) certificates for such Shares (or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in
Section 3 of the Offer to Purchase), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase)) and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment pursuant to the Offer.

Neither Ratos nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as disclosed in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent.

Very truly yours,

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF RATOS, PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.